EXHIBIT 99.1

Steelcase Reports Second Quarter Fiscal 2022 Results

  Orders grew 24% compared to prior year and 12% compared to first quarter
  Second quarter revenue impacted by supply chain disruptions, which are expected to persist into third quarter
  Third price increase of fiscal 2022 announced in response to continued significant inflationary pressures
  Outlook for third quarter reflects revenue growth of 22% to 27% over prior year

GRAND RAPIDS, Mich., Sept. 22, 2021 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $724.8 million and net income of $24.7 million, or $0.21 per share. In the prior year, Steelcase reported revenue of $818.8 million and net income of $55.5 million, or $0.47 per share and adjusted earnings of $0.55 per share. In the prior year, revenue benefited from a stronger beginning backlog due to pandemic-related restrictions on manufacturing and delivery activities during the previous quarter, and net income benefited from significant temporary cost reduction actions.

Revenue decreased 11 percent in the second quarter compared to the prior year, or 14 percent on an organic basis. Revenue declined 17 percent in the Americas, while revenue grew 10 percent in EMEA and 1 percent in the Other category. Revenue in the prior year benefited from the stronger beginning backlog, and the company estimates revenue in the Americas in the current quarter was negatively impacted by at least $40 million due to shipment delays caused by supply chain disruptions. On an organic basis, revenue declined 19 percent in the Americas and 1 percent in the Other category, while revenue grew 5 percent in EMEA.

Orders (adjusted for the impact of an acquisition and currency translation effects) grew 24 percent in the second quarter compared to the prior year, and 12 percent compared to the first quarter. Orders grew 26 percent in the Americas driven by strong growth across all geographic regions and quote types. Orders grew 23 percent in EMEA against the prior year or 43 percent excluding a $19 million project in the prior year. Orders grew 15 percent in the Other category compared to the prior year driven by very strong growth across all regions in Asia Pacific except India, which was negatively impacted by the COVID-19 pandemic.

	Q2 2022 vs. Q2 2021			Q2 2022 vs. Q1 2022
	Revenue Growth (Decline)	Organic Revenue Growth (Decline)	Organic Order Growth	Organic Order Growth

Americas	(17)%	(19)%	26%	10%
EMEA	10%	5%	23%	17%
Other category	1%	(1)%	15%	20%
Steelcase Inc.	(11)%	(14)%	24%	12%

"Our second quarter order growth of 24 percent was better than we expected, and in some parts of our business, orders approached or exceeded fiscal 2020 levels," said Jim Keane, president and CEO. "A significant number of industry-wide supply chain disruptions have caused us to extend lead times and delay some shipments, which negatively impacted our second quarter revenue. We have not experienced any significant order cancellations as a result of these delays."

Second quarter operating income of $33.9 million represented a decrease compared to operating income of $88.6 million and adjusted operating income of $104.2 million in the prior year, excluding the impact of restructuring costs in the Americas. The Americas reported operating income of $44.7 million, which compares to operating income of $94.6 million and adjusted operating income of $110.2 million in the prior year, with the decrease primarily attributable to lower revenue and gross margin. EMEA reported an operating loss of $1.6 million compared to an operating loss of $3.5 million in the prior year due to higher revenue in the current year. The Other category reported an operating loss of $4.2 million compared to $1.1 million of operating income in the prior year due to lower gross margin and higher operating expenses in the current year.

Gross margin of 28.5 percent in the second quarter represented a decrease of 440 basis points compared to the prior year, which included $6.9 million restructuring costs in the Americas. Gross margin declined by 550 basis points in the Americas, improved by 120 basis points in EMEA and declined by 420 basis points in the Other category. The decline in the Americas was due to the impact of lower revenue, approximately $17 million of higher inflation, net of pricing, and approximately $5 million of higher freight cost inefficiencies associated with the supply chain disruptions. The decline in the Other category was due to inefficiencies associated with pandemic-related disruptions and approximately $1 million of higher inflation, net of pricing.

"The extraordinary inflation in steel, logistics and many other commodities impacted our gross margins more significantly than we expected in the second quarter, and we now project inflation will have a more significant impact on our results over the remainder of this fiscal year than we had previously expected," said Dave Sylvester, senior vice president and CFO.  "The industry forecasts for steel costs have been revised upward and projected to last longer as they have been updated each month over the last year. Last week, in response to these unprecedented levels of inflation, we announced our third price increase of this year. We expect it will take until the second quarter of fiscal 2023 for the benefits from these three price increases to offset the current level of inflation."

Operating expenses of $172.9 million in the second quarter represented an increase of $0.6 million compared to the prior year. The prior year included approximately $22 million of lower employee costs as a result of temporary hour and pay reductions and gains of $4.1 million from the sale of land. The current year included a $15.4 million gain from the sale of land, approximately $10 million of benefits related to workforce reductions in the prior year and $12.4 million of lower variable compensation, partially offset by approximately $6 million of higher discretionary spending and $3.2 million from an acquisition.

Income tax expense of $4.7 million in the second quarter reflected an effective tax rate of approximately 16 percent, which included $3.8 million of discrete tax benefits. In the prior year, income tax expense was $27.3 million and reflected an effective tax rate of approximately 33 percent.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $530.5 million at the end of the second quarter. Total debt was $484.5 million.

During the second quarter, the company repurchased a total of 1.9 million shares of its Class A Common Stock for a total cost of $26.6 million. A total of $29.9 million remained under the company's share repurchase authorization at the end of the second quarter.

The Board of Directors has declared a quarterly cash dividend of $0.145 per share, to be paid on or before October 15, 2021, to shareholders of record as of October 4, 2021.

Outlook

At the end of the second quarter, the company’s backlog of customer orders was approximately $715 million, which was approximately 22 percent higher than the prior year, and approximately 15 percent higher than at the end of the first quarter, on an organic basis. The backlog includes a higher than historical percentage of orders scheduled to ship beyond the third quarter. As a result, the company expects third quarter fiscal 2022 revenue to be in the range of $755 to $785 million. The company reported revenue of $617.5 million in the third quarter of fiscal 2021 which was impacted by shipment delays of approximately $60 million due to a temporary global operations shutdown. The projected revenue translates to growth of 22 to 27 percent compared to the third quarter of fiscal 2021, or organic growth of 20 to 25 percent, adjusted for an acquisition and currency translation effects.

The company expects to report earnings per share of between $0.07 to $0.11 for the third quarter of fiscal 2022. The estimate includes: (1) projected inflation, net of pricing benefits, of approximately $28 million as compared to the prior year, (2) continued supply chain disruptions and related costs similar to the second quarter, (3) projected operating expenses of between $195 to $200 million, (4) projected interest expense, investment income and other income, net, of approximately $5 million, and (5) a projected effective tax rate of approximately 28 percent. Steelcase reported earnings per share of $0.02, and adjusted earnings per share of $0.08, in the third quarter of fiscal 2021.

For the fourth quarter of fiscal 2022, the company continues to target double-digit revenue growth compared to fiscal 2021, based on the expected economic strength in most markets and the return of workers to offices around the world.

“The rise of the Delta variant has caused some U.S. customers to delay their return-to-office plans and has led to temporary uncertainty that may explain recent softening we have seen in our pipeline of project opportunities and requests for proposals in the Americas,” said Jim Keane. “Nevertheless, our orders were quite strong throughout the second quarter and remained strong in recent weeks, which is reflected in our third quarter revenue outlook. As the U.S. implements vaccine and testing mandates, businesses may see a more certain path to bringing people back to the office."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 27, 2021	August 28, 2020	% Change	August 27, 2021	August 28, 2020	% Change

Revenue
Americas (1)	$523.3	$631.2	(17)%	$899.6	$965.1	(7)%
EMEA (2)	138.9	125.9	10%	262.5	225.4	16%
Other (3)	62.6	61.7	1%	119.3	111.1	7%
Consolidated revenue	$724.8	$818.8	(11)%	$1,281.4	$1,301.6	(2)%

Operating income (loss)
Americas	$44.7	$94.6	$29.7	$71.1
EMEA	(1.6)	(3.5)	(7.3)	(28.1)
Other	(4.2)	1.1	(9.5)	(0.5)
Corporate (4)	(5.0)	(3.6)	(10.8)	(6.2)
Consolidated operating income	$33.9	$88.6	$2.1	$36.3

Operating income as a percentage of revenue	4.7%	10.8%	0.2%	2.8%

Revenue mix
Americas	72.2%	77.1%	70.2%	74.1%
EMEA	19.2%	15.4%	20.5%	17.3%
Other	8.6%	7.5%	9.3%	8.6%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture, architectural and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox and Coalesse brands, with a comprehensive portfolio of furniture, architectural and technology products.
  The Other category includes Asia Pacific and Designtex. Asia Pacific serves customers in Australia, China, India, Japan, Korea and other countries in Southeast Asia primarily under the Steelcase brand with a comprehensive portfolio of furniture, architectural and technology products. Designtex primarily sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers through a direct sales force primarily in North America.
  Corporate costs include unallocated portions of shared service functions such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q2 2022 vs. Q2 2021
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2021 revenue	$818.8	$631.2	$125.9	$61.7
Dealer acquisition	13.1	13.1	—	—
Currency translation effects*	9.8	2.1	6.3	1.4
Q2 2021 revenue, adjusted	841.7	646.4	132.2	63.1

Q2 2022 revenue	724.8	523.3	138.9	62.6
Organic growth (decline) $	$(116.9)	$(123.1)	$6.7	$(0.5)
Organic growth (decline) %	(14)%	(19)%	5%	(1)%

* Currency translation effects represent the estimated net effect of translating Q2 2021 foreign currency revenues using the average exchange rates during Q2 2022.

PROJECTED ORGANIC REVENUE GROWTH
Q3 2022 vs. Q3 2021
Steelcase Inc.

Q3 2021 revenue	$617.5
Dealer acquisition	11.8
Currency translation effects*	0.6
Q3 2021 revenue, adjusted	$629.9

Q3 2022 revenue, projected	$755 - 785
Organic growth $	$125 - 155
Organic growth %	20% - 25%

* Currency translation effects represent the estimated net effect of translating Q3 2021 foreign currency revenues using the exchange rates at the end of Q2 2022.

ADJUSTED EARNINGS (LOSS) PER SHARE

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 27, 2021	August 28, 2020	August 27, 2021	August 28, 2020
Diluted earnings (loss) per share	$0.21	$0.47	$(0.03)	$0.15
Goodwill impairment charge, per share	—	—	—	0.15
Restructuring costs, per share	—	0.13	—	0.13
Income tax effect of restructuring costs, per share	—	(0.05)	—	(0.05)
Adjusted earnings (loss) per share	$0.21	$0.55	$(0.03)	$0.38

PROJECTED ADJUSTED EARNINGS PER SHARE

	(Unaudited)
	Three Months Ended
	November 26, 2021 (Projected)	November 27, 2020
Diluted earnings per share	$0.07 - 0.11	$0.02
Restructuring costs, per share	—	0.10
Income tax effect of restructuring costs, per share	—	(0.04)
Adjusted earnings per share	$0.07 - 0.11	$0.08

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 27, 2021		August 28, 2020		August 27, 2021		August 28, 2020
Revenue	$724.8	100.0%	$818.8	100.0%	$1,281.4	100.0%	$1,301.6	100.0%
Cost of sales	518.0	71.5	542.3	66.3	919.9	71.8	902.4	69.4
Restructuring costs	—	—	6.9	0.8	—	—	6.9	0.5
Gross profit	206.8	28.5	269.6	32.9	361.5	28.2	392.3	30.1
Operating expenses	172.9	23.8	172.3	21.0	359.4	28.0	329.7	25.3
Goodwill impairment charge	—	—	—	—	—	—	17.6	1.4
Restructuring costs	—	—	8.7	1.1	—	—	8.7	0.6
Operating income	$33.9	4.7%	$88.6	10.8%	$2.1	0.2%	$36.3	2.8%
Interest expense	(6.4)	(0.9)	(6.8)	(0.8)	(12.8)	(1.0)	(14.1)	(1.1)
Investment income	0.1	—	0.2	—	0.3	—	1.0	0.1
Other income, net	1.8	0.2	0.8	0.1	1.0	0.1	4.8	0.4
Income (loss) before income tax expense (benefit)	29.4	4.0	82.8	10.1	(9.4)	(0.7)	28.0	2.2
Income tax expense (benefit)	4.7	0.6	27.3	3.3	(6.0)	(0.4)	10.6	0.9
Net income (loss)	$24.7	3.4%	$55.5	6.8%	$(3.4)	(0.3)%	$17.4	1.3%

Operating income	$33.9	4.7%	$88.6	10.8%	$2.1	0.2%	$36.3	2.8%
Add: Goodwill impairment charge	—	—	—	—	—	—	17.6	1.4
Add: Restructuring costs	—	—	15.6	1.9	—	—	15.6	1.1
Adjusted operating income	$33.9	4.7%	$104.2	12.7%	$2.1	0.2%	$69.5	5.3%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 27, 2021		August 28, 2020		August 27, 2021		August 28, 2020
Revenue	$523.3	100.0%	$631.2	100.0%	$899.6	100.0%	$965.1	100.0%
Cost of sales	372.6	71.2	408.1	64.7	645.1	71.7	660.4	68.4
Restructuring costs	—	—	6.9	1.0	—	—	6.9	0.7
Gross profit	150.7	28.8	216.2	34.3	254.5	28.3	297.8	30.9
Operating expenses	106.0	20.3	112.9	17.9	224.8	25.0	218.0	22.6
Restructuring costs	—	—	8.7	1.4	—	—	8.7	0.9
Operating income	$44.7	8.5%	$94.6	15.0%	$29.7	3.3%	$71.1	7.4%
Add: Restructuring costs	—	—	15.6	2.4	—	—	15.6	1.6
Adjusted operating income	$44.7	8.5%	$110.2	17.4%	$29.7	3.3%	$86.7	9.0%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 27, 2021		August 28, 2020		August 27, 2021		August 28, 2020
Revenue	$138.9	100.0%	$125.9	100.0%	$262.5	100.0%	$225.4	100.0%
Cost of sales	101.4	73.0	93.4	74.2	190.9	72.7	168.7	74.8
Gross profit	37.5	27.0	32.5	25.8	71.6	27.3	56.7	25.2
Operating expenses	39.1	28.2	36.0	28.6	78.9	30.1	67.2	29.9
Goodwill impairment charge	—	—	—	—	—	—	17.6	7.8
Operating loss	$(1.6)	(1.2)%	$(3.5)	(2.8)%	$(7.3)	(2.8)%	$(28.1)	(12.5)%
Add: Goodwill impairment charge	—	—	—	—	—	—	17.6	7.8
Adjusted operating loss	$(1.6)	(1.2)%	$(3.5)	(2.8)%	$(7.3)	(2.8)%	$(10.5)	(4.7)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 27, 2021		August 28, 2020		August 27, 2021		August 28, 2020
Revenue	$62.6	100.0%	$61.7	100.0%	$119.3	100.0%	$111.1	100.0%
Cost of sales	44.0	70.3	40.8	66.1	83.9	70.3	73.3	66.0
Gross profit	18.6	29.7	20.9	33.9	35.4	29.7	37.8	34.0
Operating expenses	22.8	36.4	19.8	32.1	44.9	37.7	38.3	34.5
Operating income (loss)	$(4.2)	(6.7)%	$1.1	1.8%	$(9.5)	(8.0)%	$(0.5)	(0.5)%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 27, 2021	August 28, 2020	August 27, 2021	August 28, 2020
Operating expenses	$5.0	$3.6	$10.8	$6.2

Webcast
Steelcase will discuss second quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of operations, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding the impacts of acquisitions and divestitures and estimated currency translation effects; (2) adjusted earnings (loss) per share, which represents earnings (loss) per share excluding (a) goodwill impairment charges and (b) restructuring costs and related tax effects; and (3) adjusted operating income (loss), which represents operating income (loss) excluding goodwill impairment charges and restructuring costs. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "target" or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
Leading organizations around the world trust Steelcase to help them create workplaces that help people feel safe and are productive, inspiring and adaptable with our architecture, furniture and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading, and publicly traded company with fiscal 2021 revenue of $2.6 billion. For more information, visit www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 27, 2021	August 28, 2020	August 27, 2021	August 28, 2020
Revenue	$724.8	$818.8	$1,281.4	$1,301.6
Cost of sales	518.0	542.3	919.9	902.4
Restructuring costs	—	6.9	—	6.9
Gross profit	206.8	269.6	361.5	392.3
Operating expenses	172.9	172.3	359.4	329.7
Goodwill impairment charge	—	—	—	17.6
Restructuring costs	—	8.7	—	8.7
Operating income	33.9	88.6	2.1	36.3
Interest expense	(6.4)	(6.8)	(12.8)	(14.1)
Investment income	0.1	0.2	0.3	1.0
Other income, net	1.8	0.8	1.0	4.8
Income (loss) before income tax expense (benefit)	29.4	82.8	(9.4)	28.0
Income tax expense (benefit)	4.7	27.3	(6.0)	10.6
Net income (loss)	$24.7	$55.5	$(3.4)	$17.4

Earnings (loss) per share:
Basic	$0.21	$0.47	$(0.03)	$0.15
Diluted	$0.21	$0.47	$(0.03)	$0.15
Weighted average shares outstanding - basic	118.0	117.6	118.1	117.4
Weighted average shares outstanding - diluted	118.6	117.8	118.1	117.6

Dividends declared and paid per common share	$0.145	$0.100	$0.245	$0.170

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	August 27, 2021	February 26, 2021
ASSETS
Current assets:
Cash and cash equivalents	$360.7	$489.8
Accounts receivable	334.0	279.0
Allowance for doubtful accounts	(9.1)	(8.7)
Inventories	233.4	193.5
Prepaid expenses	36.6	20.9
Income taxes receivable	51.7	49.5
Other current assets	22.7	21.4
Total current assets	1,030.0	1,045.4

Property, plant and equipment, net of accumulated depreciation of $1,081.3 and $1,063.2	402.1	410.8
Company-owned life insurance ("COLI")	169.8	169.5
Deferred income taxes	115.7	113.3
Goodwill	218.1	218.1
Other intangible assets, net of accumulated amortization of $79.8 and $73.3	82.3	90.4
Investments in unconsolidated affiliates	49.4	51.5
Right-of-use operating lease assets	219.4	225.4
Other assets	26.7	29.6
Total assets	$2,313.5	$2,354.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$234.4	$181.3
Short-term borrowings and current portion of long-term debt	6.1	4.7
Current operating lease obligations	43.3	43.8
Accrued expenses:
Employee compensation	65.4	90.1
Employee benefit plan obligations	18.3	24.9
Accrued promotions	26.4	27.8
Customer deposits	47.4	33.7
Other	106.4	108.7
Total current liabilities	547.7	515.0

Long-term liabilities:
Long-term debt less current maturities	478.4	479.2
Employee benefit plan obligations	145.2	152.9
Long-term operating lease obligations	193.4	199.5
Other long-term liabilities	47.5	46.9
Total long-term liabilities	864.5	878.5
Total liabilities	1,412.2	1,393.5

Shareholders’ equity:
Additional paid-in capital	—	12.5
Accumulated other comprehensive income (loss)	(50.9)	(40.0)
Retained earnings	952.2	988.0
Total shareholders’ equity	901.3	960.5
Total liabilities and shareholders’ equity	$2,313.5	$2,354.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 27, 2021	August 28, 2020
OPERATING ACTIVITIES
Net income (loss)	$(3.4)	$17.4
Depreciation and amortization	41.2	43.3
Goodwill impairment charge	—	17.6
Restructuring costs	—	15.6
Deferred income taxes	(3.1)	18.0
Non-cash stock compensation	15.2	9.7
Equity in income of unconsolidated affiliates	(2.1)	(3.9)
Dividends received from unconsolidated affiliates	4.0	2.8
Other	(19.4)	(12.5)
Changes in operating assets and liabilities:
Accounts receivable	(58.0)	58.0
Inventories	(42.0)	(0.2)
Other assets	(20.3)	(10.8)
Accounts payable	54.7	(36.5)
Employee compensation liabilities	(30.7)	(120.8)
Employee benefit obligations	(14.9)	(24.9)
Customer deposits	14.0	74.3
Accrued expenses and other liabilities	3.2	(2.2)
Net cash provided by (used in) operating activities	(61.6)	44.9

INVESTING ACTIVITIES
Capital expenditures	(31.8)	(18.0)
Proceeds from disposal of fixed assets	16.8	7.1
Other	8.5	4.9
Net cash used in investing activities	(6.5)	(6.0)

FINANCING ACTIVITIES
Dividends paid	(29.2)	(20.1)
Common stock repurchases	(30.9)	(42.3)
Borrowings on global committed bank facility	—	250.0
Repayments on global committed bank facility	—	(250.0)
Other	0.2	(1.4)
Net cash used in financing activities	(59.9)	(63.8)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.2
Net decrease in cash, cash equivalents and restricted cash	(128.6)	(24.7)
Cash and cash equivalents and restricted cash, beginning of period (1)	495.6	547.1
Cash and cash equivalents and restricted cash, end of period (2)	$367.0	$522.4

(1) These amounts include restricted cash of $5.8 and $6.1 as of February 26, 2021 and February 28, 2020, respectively.

(2) These amounts include restricted cash of $6.3 and $6.5 as of August 27, 2021 and August 28, 2020, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
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